Exhibit (o)

                        CATHOLIC VALUES INVESTMENT TRUST
            on behalf of Catholic Values Investment Trust Equity Fund


                   Multiple Class Plan Pursuant to Rule 18f-3
                          Amended as of March 22, 2001
                                  (the "Plan")

         Each class of shares of Catholic Values Investment Trust Equity Fund (the "Fund"), a series of Catholic Values Investment Trust (the "Trust"), a Massachusetts business trust, will have the same relative rights and privileges and be subject to the same fees and expenses, except as set forth below. The rights and privilege of each class include the right to receive distributions, if any, that are calculated in the same manner and at the same time as for each other class. Further, expenses allocated with respect to a Fund's shares will be allocated to a class that bears such expenses at the same time they are allocated to any other class that bears such expenses. The Board of Trustees may determine in the future that other distribution arrangements, allocations of expenses (whether ordinary or extraordinary) or services to be provided to a class of shares are appropriate and amend this Plan accordingly without the approval of shareholders of any class. Shares of one class may not be exchanged for shares of any other class and shares of either class may not be exchanged for shares of any other mutual funds. Neither class of shares has a conversion feature.

         Article I.   INDIVIDUAL SHARES

     Individual Shares are sold at net asset value per share without the imposition of an initial sales charge. However, Individual Shares redeemed within one year of purchase will be subject to a CDSC as set forth in the Fund's prospectus. Individual Shares are sold subject to the minimum purchase requirements set forth in the Fund's prospectus. Individual Shares will be entitled to the shareholder services set forth from time to time in the Fund's prospectus with respect to Individual Shares. Individual Shares are subject to fees calculated as a stated annual percentage of the average daily net assets attributable to Individual Shares under the Fund's Rule 12b-1 Distribution Plan and the Fund's Service Plan as set forth in the respective Plans. The Individual Shareholders of the Fund have exclusive voting rights, if any, with respect to the Fund's Rule 12b-1 Distribution Plan and Service Plan as each affects the Individual Shares. Transfer agency fees are allocated to Individual Shares on a per account basis. Individual Shares will bear the costs and expenses associated with conducting a shareholder meeting for matters relating to Individual Shares.

         The initial purchase date for Individual Shares acquired through reinvestment of dividends on Individual Shares will be deemed to be the date on which the original Individual Shares were purchased.


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      Article II.INSTITUTIONAL SERVICE SHARES (formerly called Standard Shares)

         Institutional Service Shares are sold at net asset value without a sales charge and subject to the minimum purchase requirements set forth in the Fund's prospectus. Institutional Service Shares will be entitled to the shareholder services set forth from time to time in the Fund's prospectus with respect to Institutional Service Shares. Institutional Service Shares are subject to fees calculated as a stated annual percentage of the average daily net assets attributable to Institutional Service Shares under the Fund's Rule 12b-1 Distribution Plan and the Fund's Service Plan as set forth in the respective Plans. The Institutional Service Shareholders of the Fund have exclusive voting rights, if any, with respect to the Fund's Rule 12b-1 Distribution Plan and Service Plan as each affects the Institutional Service Shares. Transfer agency fees are allocated to Institutional Service Shares on a per account basis. .Institutional Service Shares will bear the costs and expenses associated with conducting a shareholder meeting for matters relating to Institutional Service Shares.

         Article III.  APPROVAL OF BOARD OF TRUSTEES

         This Plan will not take effect until it has been approved by the vote of a majority (or whatever greater percentage may, from time to time, be required under Rule 18f-3 under the Investment Company Act of 1940, as amended (the "Act") of (a) all of the Trustees of the Trust, and (b) those Trustees who are not "interested persons" of the Trust or the Fund, as such term may from time to time be defined under the Act.

         Article IV.  AMENDMENTS

         No material amendment to the Plan will be effective unless it is approved by the Board of Trustees in the same manner as is provided for approval of this Plan in Article III.